Exhibit 19.1

CREATIVE REALITIES, INC.

INSIDER TRADING POLICY

(Updated March 18, 2024)

Federal securities laws prohibit trading in the securities of a company on the basis of material non-public information, as well as disclosing such information to others who then trade in the company’s securities. Anyone violating these laws is subject to personal liability and could face criminal penalties. The U.S. Securities and Exchange Commission (the “SEC”), together with the U.S. Attorneys, pursue insider trading violations vigorously. Cases have been successfully prosecuted against trading by employees through foreign accounts, trading by family members and friends, and trading involving only a small number of shares.

While the regulatory authorities, including the SEC and the Financial Industry Regulatory Agency (FINRA), concentrate their enforcement efforts on the individuals who trade, or who tip inside information to others who trade, the federal securities laws also impose potential liability on companies and other “controlling persons” if they fail to take reasonable steps to prevent insider trading by company personnel. Creative Realities, Inc. and its subsidiaries (collectively, the “Company”) take seriously our obligation, and that of our associates, to prevent insider trading violations. In light of the severity of the possible sanctions, both to you individually and to us as a company, the Board of Directors has adopted this Insider Trading Policy (the “Policy”) to satisfy the Company’s obligation to prevent insider trading, to assist Company personnel in avoiding the severe consequences associated with insider trading laws, and to protect the Company’s reputation for integrity and ethical conduct.

This Policy is not intended to replace your responsibility to understand and comply with the legal prohibition on insider trading. If you have specific questions regarding this Policy or the applicable law, you should contact our Compliance Officer. Consequences of violating this Policy may be severe and may include civil and criminal penalties resulting in significant fines and imprisonment. Violations of this Policy may also subject you to Company-imposed sanctions, including dismissal for cause.

1. Persons Covered by this Policy

●	Insiders. This Policy applies to all “Insiders” of the Company, which include members of the Board of Directors, executive officers of the Company, and all employees of the Company.

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Family Members. The same restrictions that apply to you as an Insider apply to your family members who reside with you (including a spouse, a child, a child away at college, stepchildren, grandchildren, parents, stepparents, grandparents, siblings and in-laws), anyone else who lives in your household and any family members who do not live in your household but whose transactions in Company securities are directed by you or are subject to your influence or control (such as parents or children who consult with you before they trade in Company securities) (collectively referred to as “Family Members”). You are responsible for the transactions of these other persons and therefore should make them aware of the need to confer with you before they trade in Company securities, and you should treat all such transactions for the purposes of this Policy and applicable securities laws as if the transactions were for your own account. This Policy does not, however, apply to personal securities transactions of Family Members where the purchase or sale decision is made by a third party not controlled by, influenced by or related to you or your Family Members.

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Entities that You Influence or Control. This Policy applies to entities that you as an Insider influence or control, including any corporations, partnerships or trusts (collectively referred to as “Controlled Entities”), and transaction by these Controlled Entities should be treated for purposes of this Policy and applicable securities laws as if they were for your own account.

●	Others. The Company may also determine that other persons should be subject to this Policy, such as contractors or consultants who have access to material non-public information.

2. Policy Statement

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No person subject to this Policy may buy or sell securities of the Company at any time except in accordance with Section 3 of this Policy (Certain Exceptions) or in compliance with Section 4 (Blackout Period and Procedures) and Section 5 (Pre-Clearance & Suspension of Trading) of this Policy.

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No person subject to this Policy may buy or sell securities of another company (including, without limitation, any of our customers, suppliers or other companies with which we have a contractual relationship or may be negotiating) at any time when they have material non-public information about that company that was obtained in the course of services performed on the Company’s behalf.

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No person subject to this Policy may disclose (“tip”) material non-public information to any other person (including family members), and no person subject to this Policy may make recommendations or express opinions on the basis of material non-public information with regard to trading in securities.

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Any person subject to “pre-clearance” (see Section 5) may not buy or sell securities of the Company or securities of another publicly traded company known or believed by such person to be a significant customer of or a significant supplier to the Company, whether or not the person possesses specific material non-public information, unless the person first receives the permission of the Compliance Officer.

3. Certain Exceptions

This Policy does not apply in the case of the following transactions, except as specifically noted:

a. Stock Option Exercises. The prohibition on trading in the Company’s securities set forth above does not apply to the exercise of stock options issued under the Company’s stock option plans (but not the sale of any such shares), or to the exercise of a “net exercise” or tax withholding right pursuant to which you elect to have the Company withhold shares subject to an option to satisfy the payment of the option exercise price or tax withholding requirements. These transactions are exempt from the restrictions of this Policy because the Company is the other party to these transactions and the price does not vary with the market but is fixed by the terms of the option agreement. This Policy does apply, however, to any sale of stock as part of a broker-assisted cashless exercise of an option, or any other market sale for the purpose of generating the cash needed to pay the exercise price of an option.

b. Restricted Stock Awards. The prohibition on trading in the Company’s securities set forth above does not apply to the vesting of restricted stock, or the exercise of a tax withholding right pursuant to which you elect to have the Company withhold shares of stock to satisfy tax withholding requirements upon vesting of any restricted stock. This Policy does apply, however, to any market sale of restricted stock, including a market sale for the purpose of generating the cash needed to pay taxes triggered upon vesting of restricted stock.

c. Employee Stock Purchase Plan. If the Company sponsors an employee stock purchase plan, the prohibition on trading in the Company’s securities set forth above does not apply to purchases of Company stock in such plan resulting from any periodic contribution of money to such plan pursuant to an election made at the time of your enrollment therein. This Policy also does not apply to purchases of Company stock resulting from lump sum contributions to such a plan, provided that you elected to participate by lump-sum payment at the beginning of the applicable enrollment period. This Policy does apply, however, to your election to participate in such a plan for any enrollment period, and to your sales of Company stock purchased pursuant to such a plan.

d. 401(k) Plan. The prohibition on trading in the Company’s securities set forth above does not apply to purchases of Company stock in any Company 401(k) plan resulting from any periodic contribution of money to the plan pursuant to your payroll deduction election. This Policy does apply, however, to certain elections you may make under the 401(k) plan, including (i) an election to increase or decrease the percentage of your periodic contributions that will be allocated to the Company stock fund, (ii) an election to make an intra-plan transfer of an existing account balance into or out of the Company stock fund, (iii) an election to borrow money against your 401(k) plan account if the loan will result in a liquidation of some or all of your Company stock fund balance, and (iv) your election to pre-pay a plan loan if the pre-payment will result in allocation of loan proceeds to the Company stock fund.

e. Dividend Reinvestment Plan. The prohibition on trading in the Company’s securities set forth above does not apply to purchases of Company stock under a Company dividend reinvestment plan resulting from your reinvestment of dividends paid on Company securities. This Policy does apply, however, to voluntary purchases of Company stock resulting from additional contributions you choose to make to such a plan, and to your election to participate in such a plan or increase your level of participation therein. This Policy also applies to your sale of any Company stock purchased pursuant to such a plan.

f. Other Similar Transactions. Any other purchase of Company securities from the Company or sales of Company securities to the Company are not subject to this Policy.

g. Exceptions for Transactions Not Involving a Purchase or Sale. Bona fide gifts of Company securities are not transactions subject to this Policy unless the person making the gift has reason to believe that the recipient intends to sell the Company securities while the officer, employee, director or other person subject to this Policy is aware of material nonpublic information. Further, transactions in mutual funds that are invested in Company securities are not transactions subject to this Policy.

h. Exception for Approved and Compliant 10b5-1 Plans. Rule 10b5-1 (“Rule 10b5-1”) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), provides an affirmative defense from insider trading liability under the federal securities laws for trading plans that meet the requirements set forth in Rule 10b5-1. In general, a 10b5-1 plan must be entered into before you are aware of material non-public information. Once the 10b5-1 plan is adopted, you must not exercise any influence over the amount of securities to be traded, the price at which they are to be traded or the date of the trade. The 10b5-1 plan must either specify (including by formula) the amount, pricing and timing of transactions in advance or delegate discretion on those matters to an independent third party. The Company requires that all 10b5-1 plans, and any amendments or modifications thereof, be approved in writing in advance by the Compliance Officer and satisfy the requirements of Rule 10b5-1 Plans and the Company’s “Guidelines for 10b5-1 Plan” attached as Exhibit A to this Policy. A 10b5-1 plan should be submitted for approval at least five business days prior to entry into the 10b5-1 plan. No further pre-approval of transactions conducted pursuant to the 10b5-1 Plan will be required. Trades in the Company securities that are executed pursuant to an approved and compliant 10b5-1 plan are not subject to the prohibition on trading on the basis of material non-public information contained in this Policy or to Section 4 (Blackout Period and Procedures) or Section 5 (Pre-Clearance & Suspension of Trading) of this Policy.

4. Blackout Periods and Procedures

a. Blackout Periods. To help prevent inadvertent violations of the federal securities laws and to avoid even the appearance of trading on the basis of inside information, the Company has designated certain “Blackout Periods” during which all persons subject to this Policy may not trade in the Company’s securities, directly or through family members or other persons or entities. Even if a Blackout Period is not in effect, at no time may you trade in the Company’s securities if you are aware of material non-public information about the Company.

b. Quarterly Blackout Periods. The Company’s announcement of its quarterly financial results almost always has the potential to have a material effect on the market for the Company’s securities. Therefore, to avoid the appearance of trading on the basis of material non-public information, persons subject to this Policy, as well as their family members or entities they control or influence, may not conduct any transactions involving the Company’s securities (other than as specified by this Policy) during a Blackout Period beginning on the 15th day prior to the end of each fiscal quarter and ending following the expiration of two full trading days after the Company’s public release of its earnings results for that quarter. If the 15th day falls on a weekend, the applicable Blackout Period will begin at the close of business on the last trading day prior to that weekend.

c. Event-Specific Trading Restriction Periods. From time to time, an event may occur that is material to the Company and is known by only a few directors, officers, employees and/or others subject to this Policy. So long as the event remains material and non-public, the persons designated and notified by the Compliance Officer may not trade the Company’s securities. In addition, the Company’s financial results may be sufficiently material in a particular fiscal quarter that, in the judgment of the Compliance Officer, designated persons should refrain from trading in the Company’s securities even sooner than the typical Blackout Period described above. In that situation, the Compliance Officer may notify these persons that they should not trade in the Company’s securities. The existence of an event-specific trading restriction period or extension of a Blackout Period will not be announced to the Company as a whole, and should not be communicated to any other person. If, however, a person whose trades are subject to pre-clearance requests permission to trade in the Company’s securities during an event-specific Blackout Period, the Compliance Officer will inform the requesting person of the existence of a Blackout Period, without disclosing the reason for the restriction. Any person made aware of the existence of an event-specific Blackout Period should not disclose the existence of the Blackout Period to any other person. The failure of the Compliance Officer to designate a person as being subject to an event-specific Blackout Period will not relieve that person of the obligation not to trade while aware of material non-public information.

d. Exceptions to Blackout Periods. The quarterly trading restrictions and event-driven trading restrictions do not apply to those transactions to which this Policy does not apply, as described above in Section 3. Further, the requirement for pre-clearance, the quarterly trading restrictions and event-driven trading restrictions do not apply to transactions conducted pursuant to a pre-approved trading plan that complies with Rule 10b5-1.

5. Pre-Clearance & Suspension of Trading

a. Insiders Requiring Pre-Clearance. Certain Insiders must contact our Compliance Officer to obtain pre-clearance at any time prior to buying or selling securities of the Company. Individuals subject to this pre-clearance requirement are:

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Section 16 Individuals. All members of the Board of Directors and the Company’s executive officers are “Section 16 Individuals.” We will inform each person who is subject to the reporting and penalty provisions of the federal securities laws that they are deemed to be a Section 16 Individual. Section 16 Individuals must comply with the pre-clearance requirement for six months after the termination of their status as a Section 16 Individual.

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Other Restricted Persons. From time-to-time we will notify other persons that they are subject to the pre-clearance requirement if we believe that, in the normal course of their duties, they are likely to have regular access to material non-public information. Examples of persons subject to pre-clearance by virtue of their jobs may be members of the executive leadership team and their administrative staff, and members of the legal, investor relations, finance and business development departments. Occasionally, certain individuals may have access to material non-public information for a limited period of time. During such a period, such persons may be notified that they are also subject to the pre-clearance procedure.

b. Suspension of Trading. From time-to-time, we may recommend that directors, officers, selected employees and others suspend trading in our securities because of developments that have not yet been disclosed to the public. All those affected should not trade in our securities while the suspension is in effect, and should not disclose to others that we have suspended trading for certain individuals.

c. Procedures. A request for pre-clearance should be submitted to the Compliance Officer at least two business days in advance of the proposed transaction. The Compliance Officer is under no obligation to approve a transaction submitted for pre-clearance, and may determine not to permit the transaction. If a person seeks pre-clearance and permission to engage in the transaction is denied, then he or she should refrain from initiating any transaction in Company securities, and should not inform any other person of the restriction.

When a request for pre-clearance is made, the requestor should carefully consider whether he or she may be aware of material non-public information about the Company, and should describe fully those circumstances to the Compliance Officer. If the requestor is a Section 16 Individual, the requestor should also indicate whether he or she has effected any non-exempt “opposite-way” transactions within the past six months, and should be prepared to report the proposed transaction on an appropriate Form 4 or Form 5.

Each individual subject to this Policy is responsible for making sure that he or she complies with this Policy, and that any family member, household member or entity whose transactions are subject to this Policy, as discussed herein, also comply with this Policy. Receipt of pre-clearance from the Compliance Officer does not in any way constitute legal advice or insulate an individual from liability under applicable securities laws.

6. Special and Prohibited Transactions

The Company considers it improper and inappropriate for persons subject to this Policy to engage in short-term or speculative transactions in Company securities or other transactions in Company securities that may lead to inadvertent violations of the insider trading laws. Accordingly, trading in Company securities is subject to the following additional guidance:

a.

Short Sales. Short sales of Company securities (i.e., the sale of a security that the seller does not own) may evidence an expectation on the part of the seller that the seller lacks confidence in the Company’s prospects. In addition, short sales may reduce a seller’s incentive to seek to improve the Company’s performance. For these reasons, short sales of Company securities are prohibited by this Policy. In addition, Section 16(c) of the Exchange Act prohibits officers and directors from engaging in short sales.

b.

Publicly Traded Options. Given the relatively short term of publicly-traded options, transactions in options may create the appearance that an Insider is trading based on material non-public information and focus his or her attention on short-term performance at the expense of the Company’s long-term objectives. Accordingly, transactions in put options, call options or other derivative securities, on an exchange or in any other organized market, are prohibited by this Policy.

c.

Hedging Transactions. Hedging transactions can be accomplished through a number of possible mechanisms, including through the use of financial instruments such as prepaid variable forwards, equity swaps, collars and exchange funds. Such hedging transactions might permit a person to own Company securities without the full risks and rewards of ownership. When that occurs, that person may no longer have the same objectives as the Company’s other shareholders. In addition, certain forms of hedging or monetization transactions are extremely complex and can present unique insider trading risks. For these reasons, hedging transactions are prohibited by this Policy.

d.

Margin Accounts and Pledges. Securities held in a margin account as collateral for a margin loan may be sold by the broker without the customer’s consent if the customer fails to meet a margin call. Similarly, securities pledged (or hypothecated) as collateral for a loan may be sold in foreclosure if the borrower defaults on the loan. Because a margin or foreclosure sale may occur at a time when you are aware of material nonpublic information or otherwise are not permitted to trade in Company securities, you are prohibited from, directly or indirectly, holding Company securities in a margin account or pledging Company securities as collateral for a loan unless you have received consent in advance from the Compliance Officer. Advance consent may be granted where you wish to pledge Company securities as collateral for a loan (not including margin debt) and clearly demonstrate the financial capacity to repay the loan without resort to the pledged securities. Even in such situations, the Company strongly discourages you from pledging Company securities as collateral for a loan. If you wish to pledge Company securities as collateral for a loan, you must submit a request for approval to the Compliance Officer prior to the proposed execution of documents evidencing the proposed pledge.

e.

Standing and Limit Orders. Standing and limit orders (except standing and limit orders under approved 10b5-1 plans) create heightened risks for insider trading violations similar to the use of margin accounts. There is no control over the timing of purchases or sales that result from standing instructions to a broker, and as a result the broker could execute a transaction when a director, officer, employee, or other person subject to this Policy is in possession of material nonpublic information. The Company therefore discourages placing standing or limit orders on Company securities. If a person subject to this Policy determines that he or she must use a standing or limit order, the order should be limited to short duration and should otherwise comply with the restrictions and procedures outlined herein.

7. Post-Termination of Employment.

This Policy continues to apply to your transactions in Company securities even after you have terminated employment or your services to the Company. If you are in possession of material non-public information when your employment or service to the Company terminates, you may not trade in Company securities until that information has become public or is no longer material. The pre-clearance specified under Section 5 however, will cease to apply to transactions in Company securities upon the expiration of a Blackout Period or other Company-imposed trading restrictions applicable at the time of the termination of employment or service relationship.

8. Important Definitions

a. Material Information. Information is deemed to be “material” if there is a reasonable likelihood that it would be considered important to an investor in making a decision regarding the purchase, holding or sale of Company securities. Any information that could be expected to affect the Company’s stock price, whether it is positive or negative, should be considered material. There is no bright-line standard for assessing materiality; rather, materiality is based on an assessment of all of the facts and circumstances, and is often evaluated by enforcement authorities with the benefit of hindsight. For this reason, questions concerning the materiality of particular information should be resolved in favor of materiality, and trading should be avoided. Although it is not possible to define all categories of material information, there are various categories of information that are particularly sensitive and, as a general rule, should always be considered material. Examples of such information include:

●	financial results;
●	financial guidance, including projections of future revenues, earnings or losses;
●	news of a pending or proposed merger, acquisition, tender or exchange offer;
●	news of a significant sale of assets or the disposition of a subsidiary;
●	impending bankruptcy or financial liquidity problems;
●	gain or loss of a substantial customer or supplier;
●	changes in dividend policy;
●	new product announcements of a significant nature;
●	significant pricing changes;
●	stock splits;
●	new equity or debt offerings;
●	the gain or loss of a substantial customer, contract or supplier;
●	significant litigation exposure due to actual or threatened litigation; and
●	changes in management.

b. Non-Public Information. “Non-public information” is information that has not been disclosed to the general public and is not available to the general public. Information is considered to be available to the general public only when it has been released to the public through appropriate channels, e.g., by means of a press release or a statement from one of the Company’s executive officers, and enough time has elapsed to permit the investment market to absorb and evaluate the information. Once public release of non-public information has occurred, such information will normally be regarded as absorbed and evaluated after such information has been broadly released for a minimum of two full trading days. By contrast, information would likely not be considered widely disseminated if it is available only to the Company’s employees and/or consultants, or if it is only available to a select group of analysts, broker and institutional investors.

c. Securities. “Securities” include common stock, preferred stock, options to purchase common stock, warrants, convertible debentures and other derivative securities. Securities of a company will also include derivative securities that are not issued by that company, such as exchange-traded put or call options or swaps, relating to that company’s securities.

d. Significant Customer/Significant Supplier. A company will be deemed to be a “significant customer” or “significant supplier” if its business with the Company constitutes either a material or important portion of the Company’s business or a material or important portion of its own business. All inquiries as to whether a company is a significant customer or significant supplier of the Company should be directed to the Compliance Officer.

9. Additional Information For Section 16 Filers

Section 16 Individuals must also comply with the reporting obligations and limitations on “short-swing” transactions set forth in the federal securities laws. The practical effect of these provisions is that Section 16 Individuals who both purchase and sell the Company’s securities within a six-month period must refund all profits from the sale to the Company, whether or not they had knowledge of any material non-public information.

Under these provisions, and so long as certain other criteria are met, the receipt of options under the Company’s option plans, the exercise of that option is not subject to these restrictions; however, the sale of any such shares is subject to this six-month rule. Additionally, Section 16 Individuals may never make a short sale of the Company’s stock. The Company may provide separate memoranda and other appropriate materials to its Section 16 Individuals regarding compliance with these rules.

10. Administration of Policy

The Company’s Chief Financial Officer will serve as the “Compliance Officer” of this Policy, and in such officer’s absence another employee designated by the Board of Directors shall be responsible for administration of this Policy. All determinations and interpretations by the Compliance Officer shall be final and not subject to further review.

Any person who has a question concerning the propriety of a proposed transaction, or who has a question about this Policy generally, may obtain additional guidance from the Compliance Officer.

11. Unauthorized Disclosure

Maintaining the confidentiality of Company information is essential for competitive, security and other business reasons, as well as to comply with securities laws. You should treat all information you learn about the Company or its business plans in connection with your employment or other engagement the Company as confidential and proprietary to the Company. Inadvertent disclosure of confidential or inside information may expose the Company and you to risk of investigation and litigation.

The timing and nature of the Company’s disclosure of material information to outsiders is subject to legal rules, the breach of which could result in substantial liability to you, the Company and its management. Accordingly, it is important that responses to inquiries about the Company by the press, investment analysts or others in the financial community be made on the Company’s behalf only through authorized individuals.

Please refer to other Company policies that may be in place from time to time for more details regarding the Company’s policies on speaking to the media, financial analysts and investors.

12. Cooperation of Covered Persons

Persons covered by this Policy shall obtain and maintain accurate and complete records of their trading activity in Company securities in order to demonstrate compliance with this Policy. Further, persons covered by this Policy shall respond promptly, accurately and completely to any request from the Compliance Officer for information and/or materials in order to demonstrate or confirm such persons’ compliance with this Policy. Requests may include but are not limited to documentation evidencing trading activity of such persons, their Family Members and Controlled Entities.

13. Personal Responsibility

Each individual is responsible for making sure that he or she complies with this Policy, and that any Family Member or Controlled Entity whose transactions are subject to this Policy, as discussed herein, also comply with this Policy. In all cases, the responsibility for determining whether an individual is in possession of material nonpublic information rests with that individual, and any action on the part of the Company, the Compliance Officer or any other employee, director or agent of the Company with respect to this Policy (or otherwise) does not in any way constitute legal advice or insulate an individual from liability under applicable securities laws. You could be subject to severe legal penalties and disciplinary action by the Company for any conduct prohibited by this Policy or applicable securities laws, as further described in Section 15 (Consequences of Violations).

14. Company Assistance

Your compliance with this Policy is of the utmost importance both for you and for the Company. If you have any questions about this Policy or its application to any proposed transaction, you may obtain additional guidance from the Compliance Officer.

15. Consequences of Violations

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Civil and Criminal Penalties. The purchase and sale of securities while aware of material nonpublic information, or the disclosure of material nonpublic information to others who then trade in Company securities, is prohibited by federal and state laws. Insider trading violations are pursued vigorously by the SEC, U.S. Attorneys and state enforcement authorities as well as the laws of foreign jurisdictions. Punishment for insider trading violations is severe, and could include significant fines and imprisonment.

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Controlling Person Liability. Although regulatory authorities concentrate their efforts on individuals who trade, or tip inside information to others who trade, the federal securities laws also impose liability on companies and other “controlling persons” if they fail to take reasonable steps to prevent insider trading by company personnel.

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Company Sanctions. In addition, an individual’s failure to comply with this Policy may also subject the individual to Company-imposed sanctions whether or not the employee’s failure to comply with this Policy results in a violation of law, including without limitation suspension or termination for cause. Needless to say, a violation of law, or even an SEC investigation that does not result in prosecution, can tarnish a person’s reputation and irreparably damage a career.

16. Conflicts with Other Policies

If the terms of this Policy conflict with any obligations set forth in any codes, handbooks or policies of the Company or its controlled subsidiaries, the terms of this Policy shall control.

17. Certification

All Insiders must certify their understanding of, and intent to comply with, this Policy. A copy of the form of certification that all Insiders must sign is attached; provided, however, that any Insider, or any consultant to the Company that has been notified that such consultant is subject to this Policy, shall be bound by this Policy even if a certification is not signed by such party, provided that such party has received a copy of this Policy.

CREATIVE REALITES, INC.

INSIDER TRADING POLICY

CERTIFICATION

I certify that I have received and reviewed the Insider Trading Policy (the “Policy”) of Creative Realities, Inc. I understand that the Compliance Officer is available to answer to any questions I have regarding the Policy. Furthermore, I hereby affirm that I intend to comply with the Policy.

Signature:

Print name:

Date:

CREATIVE REALITIES, INC.

INSIDER TRADING POLICY

REQUEST TO TRADE IN COMPANY SECURITIES

TO:	Compliance Officer - Creative Realities, Inc.

FROM:

RE:	Transaction in Company securities

DATE:

The undersigned intends to engage in transactions in Company securities as described below:

In connection with such transaction(s), the undersigned hereby requests permission from Creative Realities, Inc. (the “Company”) to engage in the foregoing transaction and hereby certifies to the Company, that, to the best knowledge of the undersigned, the undersigned is not in possession of any information that is not also available to the public at large or which could affect the market price of the above security or to which a reasonable investor would attach importance in deciding whether to buy, sell, or retain such security.

Signature

Approved as of ____________, 20___.

CREATIVE REALITIES, INC.

By:
Name:
Title:

EXHIBIT A

GUIDELINES FOR 10B5-1 PLANS

Rule 10b5-1 (“Rule 10b5-1”) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), provides an affirmative defense from insider trading liability under the federal securities laws for trading plans that meet the requirements set forth in Rule 10b5-1. In general, a 10b5-1 plan must be entered into before you are aware of material non-public information. Once the 10b5-1 plan is adopted, you must not exercise any influence over the amount of securities to be traded, the price at which they are to be traded or the date of the trade. The 10b5-1 plan must either specify (including by formula) the amount, pricing and timing of transactions in advance or delegate discretion on those matters to an independent third party. Trades in the Company securities that are executed pursuant to an approved and compliant 10b5-1 plan are not subject to the prohibition on trading on the basis of material non-public information contained Creative Realities’ Insider Trading Policy (the “Policy”) or to Section 4 (Blackout Period and Procedures) or Section 5 (Pre-Clearance & Suspension of Trading) of the Policy.

As specified in the Policy, each 10b5-1 plan, and any amendments or modifications thereof, must be approved in writing in advance by the Compliance Officer. A 10b5-1 plan (or any amendment or modification thereof) should be submitted for approval at least five days prior to the entry into, amendment or modification of the 10b5-1 plan. No further pre-approval of transactions conducted pursuant to the 10b5-1 Plan will be required.

The following guidelines apply to 10b5-1 plans:

•	You may not enter into, suspend or otherwise modify a 10b5-1 plan during a Blackout Period or while in possession of material nonpublic information.

•	Any entry into, suspension or other modification of a 10b5-1 plan must be made in good faith and not as part of a plan or scheme to evade the prohibitions of Rule 10b5-1.

•

For directors and officers of the Company, each 10b5-1 plan must include a representation that such director of officer is (i) not aware of material non-public information about the Company or its securities and (ii) adopting the 10b5-1 plan in good faith and not as a scheme to evade the prohibitions of Rule 10b-5.

•	Before trading can commence, you must comply with the following mandatory cooling-off period after the adoption, suspension or modification of a 10b5-1 plan:

o

Officers and Directors – the later of (i) 90 days after adoption or modification and (ii) two business days after the disclosure of the Company’s financial results for the fiscal quarter in which the 10b5-1 plan was adopted or modified (not to exceed 120 days); and

o	All Other Company Personnel – 30 days after adoption or modification of a 10b5-1 plan.

These cooling off periods are required by SEC rules and designed to minimize the risk that a claim will be made that you were aware of material nonpublic information when you entered into the 10b5-1 plan and that the plan was not entered into in good faith.

•	You may not have more than one 10b5-1 plan outstanding at the same time, except in limited circumstances pursuant to Rule 10b5-1 and subject in all cases to preapproval by the Compliance Officer.

•	Subject to and in accordance with the terms of Rule 10b5-1, you may not have more than one “single trade” 10b5-1 plan during any 12-month period.

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10b5-1 plans must be operated in good faith and otherwise comply with Rule 10b5-1. None of the requirements or plan terms currently contemplated by these Guidelines are exhaustive or limiting on the Company. The Company has the right to require the inclusion of additional provisions in your 10b5-1 plan designed to protect you and/or the Company.

Each director, officer and other Section 16 insider understands that the approval or adoption of a 10b5-1 plan in no way reduces or eliminates such person’s obligations under Section 16 of the Exchange Act, including such person’s disclosure and short-swing trading liabilities thereunder. If any questions arise, such person should consult with their own counsel in implementing a 10b5-1 plan.

The Company will be required to make certain quarterly disclosures, in accordance with Rule 10b5-1 and the disclosure requirements under the Exchange Act regarding any adoption, modification or termination of a 10b5-1 plan by a director or executive officer. Upon the occurrence of any such adoption, modification or termination, such persons are required to promptly furnish the Compliance Officer information regarding the date of adoption, termination or modification of the 10b5-1 plan, the 10b5-1 plan’s duration, the aggregate number of securities to be sold or purchased under the 10b5-1 plan and any other information reasonably requested by the Compliance Officer. As a condition to any approval by the Company of any 10b5-1 plan, you agree to provide the Compliance Officer the foregoing information promptly to enable the Company to make such disclosures on a timely basis.

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